Exhibit 99.1

GLOBALSCAPE® Partners with Hortonworks to Help Tackle Big Data

SAN ANTONIO – April 30, 2013— Apache™ Hadoop® developer, Hortonworks, is partnering with GlobalSCAPE, Inc. (NYSE MKT: GSB), a leading developer of secure information exchange solutions, to provide file transfer solutions for customers embarking on big data and Hadoop projects.

Hadoop is optimized for storing, processing, and analyzing very large sets of unstructured data often referred to as “big data.” Hortonworks develops, distributes, and supports the only 100% Open Source distribution of Apache Hadoop. The partnership allows Globalscape to provide clients a seamless transfer of data using our award-winning, Enhanced File Transfer TM (EFT™) 2013 and Hortonworks Data Platform (HDP) powered by Apache Hadoop.

“EFT 2013 provides a managed file transfer platform to move big data into Hadoop,” says Bill Buie, EVP of Sales and Marketing at Globalscape. “And what makes EFT 2013 ideal is it is proven technology that can be scaled to not only handle the stresses and demands of transferring big data, but also to execute it efficiently with military-grade security.”

EFT 2013 will enable users of HDP to quickly and securely move files to the Apache Hadoop framework. Because of EFT’s flexibility, it can be implemented with Hortonworks systems. Multiple deployment options ensure that all HDP users can tailor EFT to meet their specific needs.

“Working with Globalscape allows us to provide our customers with new options for secure and reliable data transfers to Hadoop,” said Mitch Ferguson, Vice President of Business Development at Hortonworks. “Globalscape’s experience with big data transfers makes them a valuable resource for customers facing the unique challenges that big data brings.”

About Globalscape

San Antonio, Texas-based GlobalSCAPE, Inc. (NYSE MKT: GSB) ensures the reliability of mission-critical operations by securing sensitive data and intellectual property. Globalscape’s suite of solutions features EFT, the industry-leading enterprise file transfer solution that delivers military-grade security and a customizable platform for achieving best in class control and visibility of data in motion or at rest, across multiple locations. Founded in 1996, Globalscape is a leading enterprise solution provider of secure information exchange software and services to thousands of customers, including global enterprises, governments and small businesses. For more information, visit www.globalscape.com or follow the blog and Twitter updates.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “would,” “exceed,” “should,” “anticipates,” “believe,” “steady,” “dramatic,” and variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based upon the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are risks that are detailed in the Company’s Annual Report on Form 10-K for the 2012 calendar year, filed with the Securities and Exchange Commission on March 28, 2013.

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